Exhibit 99.1

AMERICAN FINANCE TRUST announces 99% rent collected in First quarter

NEW YORK –April 7, 2021 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that it collected 99% of the original cash rent due for the first quarter of 2021 as of April 1, 2021, including nearly 100% of the original cash rent due in the Company’s single-tenant portfolio.

“Rent collection continued to increase for the third consecutive quarter across AFIN’s portfolio of necessity-retail tenants and has returned to pre-pandemic levels,” said Michael Weil, CEO of AFIN. “Our multi-tenant portfolio improved its rent collection to 98% during the quarter and our single-tenant portfolio remained excellent with nearly 100% of rent collected. The well-located and high quality centers in our multi-tenant portfolio are generating leasing demand from new and existing tenants, and our recently expanded team of asset managers delivered strong cash collection and leasing results in the first quarter.”

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of AFIN’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on AFIN, AFIN’s tenants and the global economy and financial markets and that the information about rent collections includes additional rent collected with respect to first quarter 2021 as compared to previously reported information and may not be indicative of any future period, as well as those set forth in the Risk Factors section of AFIN’s most recent Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021, and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063